Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SemGroup Corporation:

We have issued (i) our report dated April 30, 2010 with respect to the consolidated financial statements of SemGroup Corporation and (ii) our report dated May 5, 2010, except for the sixth paragraph in Note 1 as to which the date is July 23, 2010, with respect to the combined financial statements of SemCAMS ULC and SemCanada Crude Company, included in Amendment No. 4 to SemGroup Corporation’s Registration Statement on Form 10 (File No. 001-34736) filed with the Securities and Exchange Commission on October 29, 2010, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ BDO USA, LLP

BDO USA, LLP

December 3, 2010